Exhibit 2.3

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made this 14 th day of January, 2020, by and between GamePlan, Inc., a Nevada corporation ("GPI"), Athena Bitcoin, Inc., a Delaware corporation ("ATHENA"), and certain shareholders of ATHENA listed on the attached Schedule I ("ATHENA Shareholders"), and specifically incorporated herein by reference (ATHENA and ATHENA Shareholders shall be hereinafter jointly referred to as "ATHENA Parties").

WHEREAS, GPI desires to acquire all of the issued and outstanding shares of common stock of ATHENA in exchange for an aggregate of approximately three billion five hundred ninety-three million six hundred forty-four thousand and six hundred eighty (3,593,644,680) common shares, $0.001 par value per share of GPI (the "Common Stock") (the "Exchange Offer"); and

WHEREAS, ATHENA desires to assist GPI in a business combination which will result, if all ATHENA's Shareholders desire to participate, in the shareholders of ATHENA owning approximately 80% of the then issued and outstanding shares of GPI's Common Stock (which does not include the shares to be issued upon conversion of the Debenture, as defined herein below, which conversion shares account for additional 10% when issued on fully diluted basis), and GPI holding 100% of the issued and outstanding shares of ATHENA's common stock; and

WHEREAS, the voluntary share exchange contemplated hereby will result in the ATHENA Shareholders tendering all of the outstanding common stock of ATHENA to GPI in exchange solely for the Common Stock and no other consideration, all for the purpose of effecting a tax-free reorganization pursuant to sections 351, 354 and 368(a)( I )(B) of the Internal Revenue Code of 1986, as amended, as a result of which ATHENA will become a wholly-owned subsidiary of GPI.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE 1

EXCHANGE OF SECURITIES

1.1       Issuance of Shares. Subject to all of the terms and conditions of this Agreement, GPI agrees to offer 1,244.69 shares of Common Stock for each share of ATHENA common stock issued and outstanding, or a total of approximately 3,593,644,680 shares of GPI Common Stock. The Common Stock will be issued directly to the shareholders of ATHENA which accept the Exchange Offer, and such shares shall be issued at a closing (the "Closing") to be held as soon as possible after the conditions precedent set forth in Articles 6 and 7 hereof have been satisfied (the "Closing Date"). Schedule 1, which is attached hereto and incorporated herein by reference, is a complete list of the shareholders of ATHENA which sets forth the number of shares each person owns in ATHENA and the number of shares they will be offered in GPI.

1.2       Exemption from Registration. The parties hereto intend that the Common Stock to be issued by GPI to ATHENA shareholders shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Sections 4(a)(2) and/or 4(a)(5) of the Act and the rules and regulations promulgated thereunder.

1.3       Investment Intent. Prior to the consummation of the Exchange Offer, the shareholders of ATHENA accepting the Exchange Offer shall execute Letters of Acceptance or such other documents containing, among other things, representations and warranties relating to investment intent and investor status, restrictions on transferability and restrictive legends such that the counsel for both GPI and ATHENA shall be satisfied that the offer and exchange of GPI shares as contemplated by this Agreement shall be exempt from the registration requirements of the Act and any applicable state blue sky laws.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF ATHENA PARTIES

Except as disclosed in Schedule 2 which is attached hereto and incorporated herein by reference, ATHENA Parties hereby jointly and severally represent and warrant to GPI that:

2.1       Organization. ATHENA is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the jurisdictions where its business requires qualification.

2.2       Capital. The authorized capital stock of ATHENA consists of 3,000,000 shares of common stock, $.001 par value, of which 2,887,175 are currently issued and outstanding. All of the issued and outstanding shares of common stock of ATHENA are duly authorized, validly issued, fully paid, and nonassessable. Immediately after the execution of this Agreement, GPI plans to issue 8% Convertible Debenture in the amount of up to $5 million, which is convertible into shares of GPI as described in Schedule 2.2 (the "Debenture"). Other than as disclosed in Schedule 2.2, there are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities, or other agreements or commitments obligating ATHENA to issue or to transfer from treasury any additional shares of its capital stock of any class.

2.3       Subsidiaries. ATHENA does not have any subsidiaries or own any interest in any other enterprise (whether or not such enterprise is a corporation) except as disclosed otherwise herein (Schedule 2.3).

2.4       Shareholders. Directors and Officers. Each of the Athena Shareholders is the owner of all of the issued and outstanding shares of the capital stock of ATHENA attributed to such Shareholder on Schedule 1; each Athena Shareholder has full legal title to all Athena Shares described in Schedule 1 as being owned by such Athena Shareholder free from any and all claims, liens or other encumbrances. Athena Shareholders have the unqualified right to sell, transfer, and dispose of their respective ATHENA Shares subject to the applicable securities laws and the laws of bankruptcy, insolvency and general creditors' rights. Each Athena Shareholder represents and warrants that, in regards to such Athena Shareholder's shares of ATHENA, such Athena Shareholder has full right and authority to execute this Agreement and to transfer his shares of ATHENA to GPI.

2.5       Financial Statements. ATHENA has delivered to GPI audited financial statements for the fiscal years ended January 31, 2016, January 31, 2017 and January 31, 2018 and an unaudited financial statements for the period ended December 31, 2019 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects. The Financial Statements accurately set out and describe the financial condition of ATHENA as of the respective dates thereof.

2.6       Absence of Changes. Since December 31, 2019, except for changes in the ordinary course of business which have not in the aggregate been materially adverse, to the best of ATHENA's knowledge, ATHENA have conducted their business only in the ordinary course and have not experienced or suffered any material adverse change in the condition (financial or otherwise), results of operations, properties, business or prospects of ATHENA or waived or surrendered any claim or right of material value.

2.7       Absence of Undisclosed Liabilities. Neither ATHENA, nor any of their properties or assets are subject to any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are not reflected in the financial statements presented to GPI or have otherwise been disclosed in Schedule 2.7.

2.8       Tax Returns. Within the times and in the manner prescribed by law, ATHENA has filed all federal, state and local tax returns required by law, or have filed extensions which have not yet expired, and have paid all taxes, assessments and penalties due and payable.

2.9       Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, GPI and/or its attorneys shall have the opportunity to meet with accountants and attorneys to discuss the financial condition of ATHENA. ATHENA shall make available to GPI and/or its attorneys all books and records of ATHENA.

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2.10        Trade Names and Rights. ATHENA owns certain intellectual property, including but not limited to, certain patents, trademark, service mark, trade name, or copyright in their business which has been listed and provided to GPI.

2.11       Compliance with Laws. To the best of ATHENA's knowledge, ATHENA has complied with, and are not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting their properties or the operation of their business, except for matters which would not have a material effect on ATHENA or their properties.

2.12       Litigation. ATHENA is not a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of ATHENA, threatened against or affecting ATHENA, or its business, assets or financial condition, except for matters which would not have a material effect on ATHENA or its properties. ATHENA is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to them.

2.13       Authority. ATHENA has full corporate power and authority to enter into this Agreement. The board of directors of ATHENA has taken all action required to authorize the execution and delivery of this Agreement by or on behalf of ATHENA and the performance of the obligations of ATHENA under this Agreement. No other corporate proceedings on the part of ATHENA are necessary to authorize the execution and delivery of this Agreement by ATHENA in the performance of its obligations under this Agreement. This Agreement is, when executed and delivered by ATHENA, and will be a valid and binding agreement of ATHENA, enforceable against ATHENA in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

2.14       Ability to Carry Out Obligations. Neither the execution and delivery of this Agreement, the performance by ATHENA of its obligations under this Agreement, nor the consummation of the transactions contemplated under this Agreement will to the best of ATHENA's knowledge: (a) materially violate any provision of ATHENA's articles of incorporation or bylaws; (b) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a material default under, or cause or permit the termination or the acceleration of the maturity of, any debt, contract, agreement or obligation of ATHENA, or require the payment of any prepayment or other penalties; (c) require notice to, or the consent of, any party to any agreement or commitment, lease or license, to which ATHENA is bound; (d) result in the creation or imposition of any security interest, lien, or other encumbrance upon any material property or assets of ATHENA; or (e) violate any material statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which ATHENA is bound or subject.

2.15       Full Disclosure. Additional Information Available. None of the representations and warranties made by ATHENA and Athena Shareholders herein, or in any schedule, exhibit or certificate furnished or to be furnished in connection with this Agreement by ATHENA and Athena Shareholders, or on their behalf, contains or will contain any untrue statement of material fact or omits or will omit any material fact required to make any representation or warranty not misleading. ATHENA will make available to GPI the opportunity to ask questions and receive answers concerning acquisition of ATHENA shares in this transaction, and to obtain any additional information related thereto which ATHENA possesses or can acquire without unreasonable effort or expense.

2.16       Assets. ATHENA has good and marketable title to all of its tangible properties and such tangible properties are not subject to any material liens or encumbrances.

2.17       Material Contracts and Obligations. Attached hereto on Schedule 2.17 is a list of all agreements, contracts, indebtedness, liabilities and other obligations to which ATHENA is a party or by which they are bound that are material to the conduct and operations of their business and properties, which provide for payments to or by ATHENA in excess of $25,000; or which involve transactions or proposed transactions between ATHENA and its officers, directors, affiliates or any affiliate thereof. Copies of such agreements and contracts and documentation evidencing such liabilities and other obligations have been made available for inspection by GPI and its counsel. All of such agreements and contracts are valid, binding and in full force and effect in all material respects, assuming due execution by the other parties to such agreements and contracts.

2.18       Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by ATHENA in connection with: (a) the execution and delivery by ATHENA Parties of this Agreement; (b) the performance by ATHENA Parties of their obligations under this Agreement; or (c) the consummation by ATHENA Parties of the transactions contemplated under this Agreement.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GPI

Except as disclosed in Schedule 3 which is attached hereto and incorporated herein by reference, GPI represents and warrants to ATHENA Parties that:

3.1       Organization. GPI is a corporation duly organized, valid existing, and in good standing under the laws of Nevada, has all necessary corporate powers to own properties and to carry on business, and it is not now conducting any business, except to the extent to which the effecting of the transaction contemplated by this Agreement constitutes doing business.

3.2       Capitalization. The authorized capital stock of GPI consists of 5,000,000,000 common shares, $0.001 par value per share ("Common Stock") of which 440,960,520 shares of Common Stock are currently issued and outstanding. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. As of the date of the Closing as herein defined, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating GPI to issue or to transfer from treasury any additional shares of its capital stock of any class.

3.3       Subsidiaries. GPI does not presently have any subsidiaries or own any interest in any other enterprise (whether or not such enterprise is a corporation).

3.4       Directors and Officers. Officer's certificate containing the names and titles of all directors and officers of GPI as of the date of this Agreement have been provided to ATHENA.

3.5       Financial Statements. GPI has delivered to ATHENA its unaudited financial statements for the fiscal years ended June 30, 2018 and June 30, 2019 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements accurately set out and describe the financial condition of GPI as of the dates, and for the periods, indicated therein.

3.6       Absence of Changes. Since December 31, 2019, except for direct expenses incurred by GPI in connection with this Agreement and the transactions contemplated hereby, and except for changes in the ordinary course of business which have not in the aggregate been materially adverse, to the best of GPI's knowledge, GPI has not experienced or suffered any material adverse change in its condition (financial or otherwise), results of operations, properties, business or prospects or waived or surrendered any claim or right of material value.

3.7       Absence of Undisclosed Liabilities. Except for direct expenses incurred by GPI in connection with this Agreement and the transactions contemplated hereby, neither GPI nor any of its properties or assets are subject to any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are not reflected in the financial statements presented to ATHENA or otherwise have been disclosed in Schedule 3.7 herein.

3.8       Tax Returns. Within the times and in the manner prescribed by law, GPI has filed all tax returns that were required by law to be filed in the U.S., if any, and has paid any and all taxes, assessments and penalties due and payable.

3.9       Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, ATHENA shall have the opportunity to meet with GPI's accountants and attorneys to discuss the financial condition of GPI. GPI shall make available to ATHENA all books and records of GPI.

3.10       Trade Names and Rights. GPI does not own any intellectual property, including but not limited to, certain patents, trademark, service mark, trade name, copyrights, copyright registration or applications.

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3.11       Compliance with Laws. To the best of GPI's knowledge, GPI has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended) and any applicable law, ordinance, or regulation affecting its assets, properties or the operation of its business or with which it is otherwise required to comply.

3.12       Litigation. GPI is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of GPI, threatened against or affecting GPI or its business, assets, or financial condition, except as otherwise disclosed in this Agreement and its Schedules. GPI is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department agency, or instrumentality. GPI is not engaged in any legal action to recover moneys due to it.

3.13       OTC Markets Listing Status. GPI's Common Stock is currently listed on OTC Markets under the symbol GALA, however, OTC Markets have not updated yet the trading and reporting status of GPI to Pink Sheets Current Information although GPI has submitted to OTC Markets all required reports, financial information and other required disclosure. GPI's trading and reporting status on www.otcmarkets.com currently displays restriction "Dark: Alternative Reporting Standard (Pink No Information)". GPI expects an update in its status to Current Information upon the completion of the review and approval of its filings by OTC Markets. GPI will provide updated disclosure to OTC Markets regarding the share exchange transaction following the execution of this Agreement and the Closing.

3.14       No Pending Investigation. GPI is not aware of any pending investigations or legal proceedings by the SEC, any state securities regulatory agency, or any other governmental agency regarding GPI or any officers or directors of GPI.

3.15       Authority. GPI has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The Board of Directors of GPI has taken all action required to authorize the execution and delivery of this Agreement by or on behalf of GPI, the performance of the obligations of GPI under this Agreement and the consummation by GPI of the transactions contemplated under this Agreement. No other corporate proceedings on the part of GPI are necessary to authorize the execution and delivery of this Agreement by GPI and the performance of its obligations under this Agreement. This Agreement is, and when executed and delivered by GPI, will be a valid and binding agreement of GPI, enforceable against GPI in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

3.16       Ability to Carry Out Obligations. Neither the execution and delivery of this Agreement, the performance by GPI of its obligations under this Agreement, nor the consummation of the transactions contemplated under this Agreement will, to the best of GPI's knowledge: (a) violate any provision of GPI's certificate of incorporation or bylaws; (b) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any debt, contract, agreement or obligation of GPI, or require the payment of any prepayment or other penalties; (c) require notice to, or the consent of, any party to any agreement or commitment, lease or license, to which GPI is bound; (d) result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of GPI; or (e) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which GPI is bound or subject, except as otherwise may be disclosed herein.

3.17       Validity of GPI Shares. The shares of GPI Common Stock to be delivered pursuant to this Agreement, when issued in accordance with the provisions of this Agreement and in accordance with the applicable corporate and securities laws, rules and procedures, will be duly authorized, validly issued, fully paid and nonassessable.

3.18       Full Disclosure. None of the representations and warranties made by GPI herein in any filing with the SEC or OTC Markets, or in any exhibit, certificate or memorandum furnished or to be furnished by GPI, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

3.19       Assets. GPI has good and marketable title to any and all of its tangible properties and such tangible properties are not subject to any liens or encumbrances.

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3.20       Material Contracts and Obligations. Attached hereto on Schedule 3.20 is a list of all agreements, contracts, indebtedness, liabilities and other obligations to which GPI is a party or by which it is bound that are material to the conduct and operations of its business and properties, which provide for payments to or by GPI in excess of $25,000; or which involve transactions or proposed transactions between GPI and its officers, directors, affiliates or any affiliate thereof. Copies of such agreements and contracts and documentation evidencing such liabilities and other obligations have been made available for inspection by ATHENA and its counsel. All of such agreements and contracts are valid, binding and in full force and effect in all material respects, assuming due execution by the other parties to such agreements and contracts.

3.21       Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by GPI in connection with: (a) the execution and delivery by GPI of its obligations under this Agreement; (b) the performance by GPI of its obligations under this Agreement; or (c) the consummation by GPI of the transactions contemplated by this Agreement.

ARTICLE 4
COVENANTS

4.1       Investigative Rights. From the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party's counsels, accountants, auditors, and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments, and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request. If the transaction contemplated hereby is not completed, all documents received by each party and/or its attorneys and accountants, auditors or other authorized representatives shall be returned to the other party who provided same upon request. The parties hereto, their directors, employees, agents and representatives shall not disclose any of the information described above unless such information is already disclosed to the public, without the prior written consent of the party to which the confidential information pertains. Each party shall take such steps as are necessary to prevent disclosure of such information to unauthorized third parties.

4.2       Conduct of Business. Prior to the Closing, GPI and ATHENA shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business or as contemplated in previously disclosed contractual obligations. Neither GPI nor ATHENA shall amend its Certificate of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business except as otherwise contemplated herein.

4.3       Future Cooperation. After the Closing, GPI agrees to cooperate with ATHENA in connection with the preparation of any financial statements of GPI covering the period prior to Closing and the audit of such financial statements.

ARTICLE 5

INDEMNIFICATION

5.1       GPI hereby agrees to indemnify and hold harmless ATHENA and its officers, directors, successors and assigns, from and against and in respect of any and all losses, costs, liabilities, claims, penalties, damages and expenses (including reasonable legal fees and expenses incurred in the investigation and defense of claims and actions) resulting from, in connection with or arising out of any breach of any representation, warranty or covenant made by GPI in this Agreement.

5.2       ATHENA hereby agrees to indemnify and hold harmless ATHENA and its officers, directors, successors and assigns, from and against and in respect of any and all losses, costs, liabilities, claims, penalties, damages and expenses (including reasonable legal fees and expenses incurred in the investigation and defense of claims and actions) resulting from, in connection with or arising out of any breach of any representation, warranty or covenant made by ATHENA in this Agreement.

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ARTICLE 6

CONDITIONS PRECEDENT TO GPI'S PERFORMANCE

6.1       Conditions. The obligations of GPI hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 6. GPI may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by GPI of any other condition of or any of GPI's other rights or remedies, at law or in equity, if ATHENA shall be in default of any of their representations, warranties, or covenants under this Agreement.

6.2       Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by ATHENA in this Agreement or in any written statement that shall be delivered to GPI by ATHENA under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

6.3       Performance. ATHENA shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

6.4       Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against ATHENA on or before the Closing Date.

6.5       ATHENA'S Current Assets. ATHENA shall have at the time of the Closing Date, as herein defined, not less than three million dollars ($3,000,000) in its current assets (including but not limited to cash, cash in transit, payment for the Debentures to be released upon the Closing, and digital currency) as evidenced in ATHENA'S financial statements or other evidence acceptable to GPI.

6.6       Officer's Certificate. ATHENA shall have delivered to GPI a certificate, dated the Closing Date, and signed by the Chief Executive Officer of ATHENA, certifying that each of the conditions specified in Sections 6.2 through 6.6 hereof have been fulfilled.

ARTICLE 7

CONDITIONS PRECEDENT TO ATHENA'S PERFORMANCE

7.1       Conditions. ATHENA's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 7. ATHENA may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by ATHENA of any other condition of or any of ATHENA's rights or remedies, at law or in equity, if GPI shall be in default of any of its representations, warranties, or covenants under this Agreement.

7.2       Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by GPI in this Agreement or in any written statement that shall be delivered to ATHENA by GPI under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

7.3       Performance. GPI shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, on or before the Closing Date.

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7.4       Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against GPI on or before the Closing Date.

 .5       Directors of GPI. Effective on the Closing, GPI shall have temporarily set the size of its Board of Directors at three (3) persons, and such Board of Directors shall include Eric Gravengaard, Edward A. Weinhaus, and Michael Komaransky, except that Mr. Komaransky shall initially serve as an Advisory Board Director until GPI secures D&O Liability Insurance. The current Officers and Directors of GPI shall have submitted their resignations as the Officers and Directors of GPI effective on the Closing of this transaction.

7.6       Officers of GPI. Effective on the Closing, GPI shall have elected the following new Officers of GPI:

Eric Gravengaard - CEO

Edward A. Weinhaus- President

7.7       Shareholders' Consent. Prior to the Closing, GPI will either hold a shareholders' meeting or obtain a written shareholders' consent if any of the corporate actions contemplated in this Agreement, require such shareholders' approval under the laws of the state of Nevada.

7.8       No Outstanding Debt. On the Closing, all outstanding liabilities and obligations of GPI shall have been paid or settled, including all costs related to this transaction.

7.9       Officer Certificate. GPI shall have delivered to ATHENA a certificate, dated the Closing Date and signed by the President/CEO of GPI, certifying that each of the conditions specified in Sections 7.2 through 7.10 have been fulfilled.

ARTICLE 8

CLOSING

8.1       Closing. The Closing of the transactions contemplated by this Agreement shall be as of the date in which both parties have approved the terms of this Agreement, all conditions to the Closing referenced in this Agreement have been satisfied or waived by the parties hereto, and all documentation referenced herein is delivered to the respective party herein, which shall be the date as shall be mutually agreed upon by the parties, but in no event shall the Closing be later than January 15, 2020. At the Closing:

8.2       ATHENA shall deliver Letters of Acceptance and the certificates representing the shares of ATHENA held by the shareholders of ATHENA accepting the Exchange Offer ("Accepting Shareholders") to GPI.

8.3       Each Accepting Shareholder shall receive a certificate or certificates representing the number of shares of GPI Common Stock for which the shares of ATHENA common stock shall have been exchanged as set forth on Schedule 1. The Shareholders of ATHENA shall receive a total of 3,593,644,680 shares at the Closing. All the shares of Common Stock to be issued under this Agreement are not being registered under the Securities Act of 1933, as amended (the "Act") and are issued in reliance on the exemptions from the registration requirements provided by Regulation D, and are to be issued as "restricted securities", as that term is defined in Rule 144 promulgated under the Act, and that the certificates representing the Common Stock shares to be issued to Athena Shareholders will bear a legend to that effect, substantially in the form set forth below:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF CERTAIN STATES, AND May NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW IS AVAILABLE.

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8.4       GPI shall have received a term sheet and private placement documents for 8% Convertible Debenture offering in the amount of up to $5,000,000 which is anticipated to be closing at the time of the Closing Date, unless otherwise agreed to by ATHENA and its investor(s).

8.5       GPI shall provide to ATHENA copies of all accounting records for the past five years and all corporate records including articles, bylaws and minutes of directors and shareholders' meetings, except for documents previously provided by ATHENA or its representatives.

8.6       GPI shall deliver a signed Consent and/or Minutes of the Directors of GPI approving this Agreement and each matter to be approved by the Directors of GPI under this Agreement.

8.7       GPI shall deliver an officer's certificate, as described in Section 7.9 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of GPI are true and correct as of, or have been fully performed and complied with by, the Closing Date.

8.8       ATHENA shall deliver an officer's certificate, as described in Section 6.6 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of ATHENA are true and correct as of, or have been fully performed and complied with by, the Closing Date.

8.9       ATHENA shall deliver a signed Consent or Minutes of the Directors of ATHENA approving this Agreement and each matter to be approved by the Directors of ATHENA under this Agreement.

ARTICLE 9

TERMINATION

9.1       This Agreement may be terminated by the board of directors of either ATHENA or GPI at any time prior to the Closing Date if (i) there shall be any action or proceeding before any court or (ii) any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions; or (iii) the conditions described in Article 6 or Article 7, as the case may be, have not been satisfied in full. In the event of termination pursuant to this Section 9.1, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

9.2.       This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of GPI if ATHENA shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of ATHENA contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days' written notice thereof is given to ATHENA. If this Agreement is terminated pursuant to this Section 9.2, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

9.3.       This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of ATHENA if GPI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of GPI contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days' written notice thereof is given to GPI. If this Agreement is terminated pursuant to this Section 9.3, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

9.4.       This Agreement shall be terminated if the Closing of the transactions contemplated in this Agreement have not occurred by the Closing Date as that term is defined in Section 8.1.

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ARTICLE 10

MISCELLANEOUS

10.1       Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

10.2       No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but it can be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

10.3       Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

10.4        Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

10.5       Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

10.6 Choice of Law. This Agreement and its application shall be governed by the laws of the State of Nevada, except to the extent its conflict of laws provisions would apply the laws of another jurisdiction.

 0.7       Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

GPI:

GamePlan, Inc.

2700 E, Sunset Rd., Suite 13

Las Vegas, NV 89120

Attn. Dempsey Mork, President and CEO

ATHENA:

Athena Bitcoin, Inc.

211 W Wacker Dr.,

Suite 1500a

Chicago, IL 60606

Attn. Eric Gravengaard, CEO

10.8       Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

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10.9       Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

10.10 Announcements. GPI and ATHENA will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

10.11 Confidentiality. Each party hereto agrees with the other parties that, unless and until the share exchange contemplated by this Agreement has been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

10.12 Use of Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.13. Schedules., Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

10.14. Incorporation of Recitals. All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

10.15 Expenses. Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation therefor.

10.16. Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

10.17 Failure of Conditions. Termination. In the event any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement without liability to any other party. The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

10.18 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

10.19 Execution of Agreement. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised of its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

10.20 Joint Preparation.   This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements.

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

GAMEPLAN, INC.	ATHENA BITCOIN, INC.

By: /s/ Dempsey Mork	By: /s/ Eric Gravengaard
Dempsey Mork, Presiden/CEO	Eric Gravengaard

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SCHEDULE 1

LIST OF ATHENA SHAREHOLDERS

ON FILE WITH ATHENA BITCOIN, INC. CORPORATE RECORDS

Number of Shares of Common Stock of Athena Bitcoin, Inc.:	2,887,175

Number of Shares of GamePlan, Inc. to be issued:	3,593,644,680

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SCHEDULE 2

ATHENA BITCOIN, INC.
("ATHENA")

2.2	Convertible Debenture up to $5 million being issued by GPI immediately following the Closing as herein defined in this Agreement, will have a 8% coupon and will be convertible into shares of GPI after the Closing at the conversion rate of $0.012 per share for the first Three Million One Hundred and Twenty Five Thousand ($3,125,000) and a conversion rate of $0.01745 thereafter.

Warrants, holder chose not to exercise:

100,000 shares @$3.00 held by Consolidated Trading Futures, LLC

Employee Stock Options (cancellable 10-days after Closing) holder chose not to exercise prior to

Closing:

40,000 shares @$1.70 held by Brian Schwartz

4,921 shares @$3.00 held by Kevin Li

500 shares @$20.00 held by Philip Hegberg

2.3       Subsidiaries:

Athena Holding Company SRL

Athena Holdings Colombia SAS

Athena Bitcoin S. De R. L. De C. V.

Athena Blockchain Inc.

2.7       Undisclosed Liabilities: None

2.17 Material Contracts (exceeding $25,000): None

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SCHEDULE 3

GAMEPLAN, INC.
("GPI")

3.3       Subsidiaries: None

3.7       Undisclosed Liabilities: None

3.20 Material Contracts (exceeding $25,000): None

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GamePlan, Inc.

EXCHANGE OFFER FOR THE COMMON STOCK OF

Athena Bitcoin, Inc.

LETTER OF ACCEPTANCE

Name(s) of Shareholder(s)	_____Shares of Athena Bitcoin, Inc.
_______________	Common Stock offered for your _____Shares of GamePlan, Inc. Common Stock
__________

APPROVAL OR NONAPPROVAL OF EXCHANGE OFFER

The undersigned accepts rejects [check one] the Exchange Offer of GamePlan, Inc., (“GPI”) for his or her shares of Athena Bitcoin, Inc. (“Athena”) common stock, as specified above subject to the terms and conditions set forth in the Share Exchange Agreement to be executed between Athena and GPI.

The undersigned understands that approval of the Exchange Offer constitutes (i) his or her approval of the terms and conditions of the Exchange Offer, and the complete transfer of all of his or her shares of Athena common stock to GPI and (ii) his or her acknowledgment and agreement that the shares of Common Stock of GPI will be full payment for all of his or her shares of Athena.

Date: ______________________

Signature(s) of Shareholder(s)

(NOTE: IF YOU ACCEPT THE EXCHANGE OFFER, YOU MUST ALSO SIGN ON PAGE 3 OF THIS LETTER OF ACCEPTANCE. IN ADDITION, YOU MUST ENDORSE YOUR STOCK CERTIFICATE(S) AND RETURN THEM WITH THIS LETTER OF ACCEPTANCE.)

REPRESENTATIONS AND WARRANTIES

1.              The undersigned understands and acknowledges that the shares of Common Stock ("Shares") of GamePlan, Inc. (the "Company"), are being offered in reliance upon the exemptions provided in Section 4(a)(2), 4(a)(6) and/or 3(b) of the Securities Act of 1933 as amended (the "Securities Act") and the Rules and Regulations adopted thereunder relating to nonpublic offerings; and the undersigned makes the following representations and warranties with the intent that the same may be relied upon in determining the suitability of the undersigned as a purchaser of securities:

(a)              The Shares will be acquired solely for the account of the undersigned, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the Shares.

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(b)             The undersigned agrees not to dispose of his or her Shares or any portion thereof unless and until counsel for the Company shall have determined that the intended disposition is permissible and does not violate the Securities Act or any applicable state securities laws, or the rules and regulations thereunder.

(c)              The undersigned acknowledges that the Company has made all documentation pertaining to all aspects of the Exchange Offer available to him or her and has offered such person or persons an opportunity to discuss the Exchange Offer with the officers of the Company. Included in such documentation are copies of the Company's Financial Statements for the years ended June 30, 2018 and 2019, and a copy of the Share Exchange Agreement. The undersigned further acknowledges and represents to the Company that he or she is a knowledgeable, sophisticated investor who can fend for himself or herself and has adequate means to make the investment contemplated herein; and that, in connection with this investment, he or she has obtained the necessary investment advice from appropriate outside sources, and had available to the undersigned all information with respect to the Company which was deemed necessary by himself or herself and his or her respective advisors.

2.                The undersigned represents that the shares of Athena Bitcoin, Inc. being exchanged are owned free and clear of any liens or encumbrances and have not been pledged or optioned to any person.

3.                The undersigned understands that he or she must bear the economic risk of an investment in the Shares to be acquired pursuant to the Exchange Offer for an indefinite period of time because the Shares have not been registered under the Securities Act or any state securities laws and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless exemptions from such registrations are available. The current holding period requirement of Rule 144 is one year from the date this transaction is closed, and sales may thereafter be made only in compliance with the requirements of that Rule. The undersigned acknowledges that only the Company can file a registration statement, and that the Company has no obligation to do so or to take steps necessary to make an exemption from registration available to the undersigned.

4.                The undersigned agrees that the certificate evidencing the Shares he or she acquires pursuant to the Exchange Offer will have a legend placed thereon stating that the Shares have not been registered under the Securities Act or any state securities laws and setting forth or referring to the restrictions on transferability and sale of the Shares.

5.                (a) The undersigned is, or is not, an "accredited investor," as that term is defined in Regulation D under the Securities Act of 1933, as amended (the "Act"), as checked below:

☐ YES          ☐ NO

(b)       If "Yes," I come within the following category of that definition (check as applicable):

1.	☐	I am a natural person whose present net worth (or whose joint net worth with my spouse) exceeds $1,000,00.

2.	☐	I am a natural person who had individual income in excess of $200,000 in each of the last two years or joint income with my spouse in excess of $300,000 during such two years, and I reasonably expect to have the same income level in the current year

3.	☐	I am an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust or partnership not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

4.	☐	I am an entity, all of whose equity owners are accredited investors under paragraph 1, 2 and 3, above.

6.                The undersigned hereby covenants and agrees to protect, indemnify and hold the Company, and each of its officers, directors and shareholders, harmless from and against any and all claims, demands, causes of action, judgments, orders, decrees, damages, liabilities, court or other costs, attorney fees, reasonable costs of investigation and other costs and expenses whatsoever (i) arising out of or attributable to any breach or violation of, or the falsity, inaccuracy or failure of, any representation, warranty or covenant made by the undersigned in this letter, and (ii) arising from or related to the acquisition, ownership or disposition by the undersigned of any or all the Shares.

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7.                The undersigned's jurisdiction of residence is _____________________.

Signature(s) of Shareholder (s)

(Mailing Address)

Date: ___________________

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